Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or
Carlynn Finn, Senior Manager, Investor Relations
(617) 796-8222
www.cwhreit.com

CommonWealth REIT Announces Redemption of 6.95% Senior Notes Due in 2012

Newton, MA (December 6, 2011): CommonWealth REIT (NYSE: CWH) today announced that it will redeem all of its outstanding 6.95% Senior Notes due 2012 at a redemption price equal to the principal amount of $150,680,000, plus accrued and unpaid interest to the date of redemption. This redemption is expected to occur on January 3, 2012. CWH expects to fund this redemption by borrowing on its revolving credit facility.

Commonwealth REIT is a real estate investment trust, or REIT, which primarily owns office and industrial properties located throughout the United States, including approximately 17 million sq. ft. of leased industrial lands in Oahu, HI, plus a portfolio of office and industrial properties in Australia.  CWH is headquartered in Newton, MA.

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A Maryland Real Estate Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.  No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.